Exhibit 10.3

FORM OF

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of the ■th day of ■, 2004 by and between DavCo Restaurants Inc., a Delaware corporation (the “Company”), and ■ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to assure itself of the services of the Executive, and the Executive wishes to serve in the employ of the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Employment, Term.

1.1           The Company agrees to employ the Executive, and the Executive agrees to serve in the employ of the Company, for the term set forth in Section 1.2, in the positions and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.

1.2           The term of the Executive’s employment under this Agreement (the “Initial Term”) shall commence on ■, 2004 (the “Commencement Date”) and shall terminate two years after the date hereof, unless sooner terminated in accordance with this Agreement; provided that the Initial Term may be extended at the Company’s sole option for additional one year periods (the “Extended Term;” and together with the Initial Term, the “Term”) upon written notice at least 30 days prior to the expiration of the Initial Term or the first Extended Term. The failure of the Company to extend this Agreement shall constitute “Other Termination by the Company” as contemplated in Section 6.5.

1.3           As of the date hereof, this Agreement replaces all previous agreements between the Executive and the Company (and its predecessors and assignors) and the Executive hereby expressly waives all rights he would otherwise have under the Executive Severance Agreement dated ■ between the Executive and the Company (the “Prior Agreement”), including, without limitation, the right to any severance benefits (other than the standard termination benefits provided by the Company for employees at the director level and above, which shall survive the expiration of this Agreement) or benefits on a change of control of the Company under the Prior Agreement.

2.             Positions, Duties.

2.1           The Executive shall serve in the position of ■.  The Executive shall perform faithfully and diligently such duties and shall have such responsibilities, appropriate to said positions, as shall be assigned to him from time to time by the Board of Directors of the Company.  The Executive shall report to the Chief Executive Officer and the Board of Directors of the Company.  During the Term, the Executive also agrees to serve, if appointed or elected, as applicable, as an officer and/or director of any parent, subsidiary or affiliate of the Company.

2.2           The Executive shall substantially devote his full business time, attention and ability (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the performance of his duties and responsibilities hereunder.  Subject to the prior consent of the Board of Directors of the Company, the Executive shall be permitted to sit on the boards of directors of other corporations not involving any conflict of interest with the Company and, subject to prior notification to the Board of Directors of the Company, the Executive shall be permitted to engage in civic and charitable endeavors.  The Executive will further be entitled to attend such conferences, outings, seminars and professional meetings as are incidental or consistent with the conduct of his duties or position with the Company.

3.             Compensation.

3.1           Salary.  In consideration of the performance by the Executive of the services set forth in Section 2 and the Executive’s observance of the other covenants set forth herein, the Company shall pay the Executive, and the Executive shall accept: (i) during the first year of the Initial Term, a base salary of $■ per annum; and (ii) during the second year of the Initial Term, the aforementioned base salary as increased by the Consumer Price Index (“CPI”) and 5% over the previous base salary (each base salary amount referred to as “Base Salary”), payable in accordance with the standard payroll practices of the Company. During each extension of this Agreement, the annual Base Salary shall be increased by no less than the CPI plus 5% over the previous year’s base salary, and shall become the new Base Salary unless otherwise agreed to by the Executive and the Board of Directors.

3.2           Long Term Incentive Plan.  During the Term, in addition to the Base Salary provided for in Section 3.1, the Executive shall be eligible to participate in the Long Term Incentive Plan and Dividend Reinvestment Plan for executives of the Company in effect during the Term as well as any other retirement or benefit plan adopted by the Board of Directors for the senior executives of the Company.

4.             Expense Reimbursement.  During the Term, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive  while employed by the Company in the performance of his duties hereunder (including attendance at franchise industry, financing and other conferences relevant to the duties of the Executive, upon the presentation of proper accounts therefor and other supporting documentation in accordance with the Company’s policies, as adopted from time to time by the compensation committee of the Board of Directors.

5.             Benefits.

5.1           Benefit Plans.  During the Term, the Executive will be eligible to participate in such employee benefit plans and programs offered by the Company from time to time to its employees of comparable executive position (and, to the extent required by applicable law, the plans or this Agreement, approved by the compensation committee of the Board of Directors), subject to the provisions of such plans and programs as in effect from time to time.

5.2           Vacation.  During the Term, the Executive shall be eligible to receive 4 weeks vacation with pay per year.  Vacation shall be taken by the Executive at such time as may be reasonably acceptable to the Company having regard to its operations.  The Executive shall not be entitled to receive any payment in lieu of any vacation.  The Executive may carry forward one week of vacation per year.

5.3           Life Insurance.  During the Term, subject to its continued availability on commercially reasonable terms, the Company will provide the Executive with $500,000 term life insurance coverage.  Executive agrees that, so long as required by the terms of that certain Credit Agreement by and among SunTrust Bank, the Company, DavCo Operations Inc., the subsidiaries of DavCo Operations Inc., as Guarantors and any additional lenders listed in the agreement or any replacement facility (“Credit Facility”), the primary beneficiary under such policy shall be the lenders under the Credit Facility, and the secondary beneficiary shall be the Executive or such beneficiary as he may designate.

5.4           Disability.  During the Term, subject to its continued availability on commercially reasonable terms, the Company shall provide the Executive with disability insurance providing the same disability benefits as in effect for the other Executives employees.  The Company’s obligations under Section 6.2 of this Agreement shall be subject to appropriate reduction for amounts paid to the Executive under its disability insurance during the Disability Salary Continuation Period (as hereinafter defined).

5.5           Leased Automobile or Automobile Allowance.  During the Initial Term and any extension thereof, the Executive shall be entitled to the use of an automobile or vehicle leased by the Company with a capitalized value of $40,000, or an automobile allowance of equal annual value, and such gas, maintenance and insurance coverage as is provided to all executive employees of the Company.  The limit on the capitalized value of the vehicle cost shall be increased to reflect inflation by the amount of 5% per annum.  In the case of a leased vehicle, the Company agrees to assign its right to purchase the vehicle at the end of the lease term to Executive in exchange for a payment to the Company of $250.

5.6           Medical and Health Reimbursement.  During the Initial Term and any period during which benefits are continued, the Executive shall be entitled to reimbursement for any treatment, expense or cost incurred as a result of a prescription, direction or treatment program initiated by any physician or licensed health care provider on the part of the Executive, his spouse or dependent child up to $6,000 per annum in the aggregate.

5.7           Tax Return Preparation.  The Executive shall be entitled to have his personal tax returns prepared by a tax accountant of the Executive’s choosing and the Company shall pay the cost for this service.  In exchange, the Executive agrees to make available to the Company, during any audit or review of the Company’s tax returns by Federal or State tax authorities, all relevant copies of tax returns of the Executive.

6.             Termination of Employment.

6.1           Death.  In the event of the death of the Executive during the Term, the Company shall pay to the estate or other legal representative of the Executive the salary provided for in Section 3.1 accrued to the date of the Executive’s death and not theretofore paid to the Executive.  Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  Neither the estate or other legal representative of the Executive, nor the Company shall have any further rights or obligations under this Agreement.

6.2           Disability.  If during the Term the Executive shall become incapacitated by reason of physical or mental disability and shall be unable to perform his normal duties hereunder for a cumulative period in excess of six months in any period of 12 consecutive months (“Disability”), the employment of the Executive hereunder may be terminated by the Company or the Executive upon notice to the other.  In the event of such termination, subject to Section 5.4 of this Agreement, the Company shall continue to pay to the Executive the salary provided for in Section 3.1 for the remainder of the Term reduced by payments, if any, the Executive receives under a long term disability policy (the period of time during which the Company shall be required to continue to pay such salary, the “Disability Salary Continuation Period”).  Rights and benefits of the Executive under the Long-Term Incentive Plan, the Dividend Reinvestment Plan and the other benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10 hereof which will survive termination of the Agreement.

6.3           Due Cause.  The employment of the Executive hereunder may be terminated by the Company at any time during the Term for Due Cause (as hereinafter defined).  In the event of such termination, the Company shall pay to the Executive the salary provided for in Section 3.1 through the date of Termination.  Rights and benefits of the Executive under the Long-Term Incentive Plan, the Dividend Reinvestment Plan and the other benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  After the satisfaction of any claim of the Company against the Executive incidental to such Due Cause, neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10 hereof.  For purposes of this Agreement, “Due Cause” shall mean: (a) the Executive’s gross negligence or willful misconduct in the discharge of his duties and responsibilities to the Company, as determined by the Board of Directors of the Company (other than the Executive if he is a member of such at the time); (b) the Executive’s material and repeated failure to follow directions from the Board of Directors of the Company; (c) any theft, fraud, dishonest, willful or purposeful act or omission of the Executive taken or omitted involving the property, business or affairs of the Company; (d) the Executive’s conviction or other adjudication of (i) a felony, or (ii) any crime or offense involving moral turpitude, fraud or misrepresentation; (e) the Executive’s willful or material breach of the Agreement or Company policies (including, without limitation, his duties and responsibilities hereunder) which continues after notice thereof from the Company to the Executive; or (f) any other conduct that would materially adversely affect the property, business or affairs of the Company and its subsidiaries taken as a whole or any other act that would be considered cause under the laws of the State of Delaware; provided, however, that the Executive shall be given written notice by a majority of the Board of Directors of the Company that it intends to terminate the Executive’s employment for Due Cause under this Section, which written notice shall specify the act or acts upon the basis of which the majority of the Board of Directors of the Company intends so to terminate the Executive’s employment.

6.4           Good Reason.  The Executive may terminate his employment hereunder for Good Reason (as hereinafter defined) upon written notice of termination to the Company, which notice shall specify Good Reason in reasonable detail.  Prior to terminating his employment pursuant to the immediately preceding sentence, the Executive will first provide the Company with written notice and a 30 day period after the receipt of such notice to cure the event that the Executive alleges gives rise to termination for Good Reason and upon such timely cure, such Good Reason shall be deemed not to have occurred.  In the event of such termination, the Company shall continue to pay to the Executive the salary provided for in Section 3.1 for either one year or the remainder of the Term, whichever occurs later.  Rights and benefits of the Executive under the Long Term Incentive Plan and the Dividend Reinvestment Plan shall be determined in accordance with the provisions of such plans and programs.  All other benefits for which the Executive was eligible at the time of Termination will be continued for a period of one year from the date of termination.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10 hereof.  For purposes of this Agreement, “Good Reason” shall mean: (a) the Company’s continued failure to observe or perform any material covenant, condition or provision of this Agreement; (b) the Company’s demotion of the Executive to a lesser position than as provided in Section 2 hereof; (c) assignment to Executive of duties materially inconsistent with, or a material reduction of, the Executive’s duties, responsibilities or authority, in either case without the Executive’s prior consent, except in connection with the termination of his employment for Due Cause or as a result of his death, Disability or retirement; (d) reduction in the Executive’s Base Salary or a material reduction of benefits, as a whole, without the Executive’s prior consent; (e) unless agreed to by the Executive, relocation of the Executive’s principal place of business more than 20 miles from its current location; or (f) a Change in Control (as defined below).  A “Change in Control” means either of: (a) any transaction or series of transactions with or into any other corporation or entity (other than a corporation or entity affiliated therewith), that effects any transfer, conveyance, sale, lease or exchange of all or substantially all of the assets of the Company to any other person (other than the Control Block Principals) pursuant to the Amended and Restated Agreement and Consent to Assignment dated April 16, 2004 among the Company, Wendy’s International, Inc., the Control Block Principals and the others named therein (the “Consent”) or a person affiliated or associated with the Company); or (b) any acquisition or series of acquisitions by any means whatsoever, by any person other than the Control Block Principals, or by a group of persons acting jointly or in concert other than with Control Block Principals, of that number of shares of voting capital stock of the Company which is greater than 20% of the total issued and outstanding shares of voting capital stock immediately thereafter.

6.5           Other Termination by the Company.  The Company may terminate the Executive’s employment at any time during the Term for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1, 6.2, 6.3 or 6.4, the Company shall continue to pay to the Executive the salary provided for in Section 3.1 for either one year or the remainder of the Term, whichever occurs later (the period of time during which the Company shall be required to continue to pay such salary, the “Salary Continuation Period”).  Rights and benefits of the Executive under the Long Term Incentive Plan and the Dividend Reinvestment Plan shall be deemed vested, fulfilled or exercisable upon such termination.  All other benefit plans and programs of the Company shall be continued for the Executive’s benefit through either one year or the remainder of the term, whichever occurs later.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10 hereof.

6.6           Resignation.  Upon the termination of employment of the Executive for any reason or no reason, the Executive shall be deemed hereby automatically to have resigned (effective on the date of such termination) all positions as an officer and/or director of the Company and of any of the Company’s subsidiaries and other affiliates.

7.             Confidential Information.

7.1           The Executive shall, during the Term and at all times thereafter, treat as confidential and, except as required in the performance of his duties and responsibilities under this Agreement, not disclose, use, publish or otherwise make available to the public or to any individual, firm or corporation any Confidential Material (as hereinafter defined).  The Executive agrees that all Confidential Material, together with all notes and records of the Executive relating thereto, and all copies or facsimiles thereof in the possession of the Executive, are the exclusive property of the Company and its affiliates and the Executive agrees to return such material to the Company promptly upon the termination of the Executive’s employment with the Company.

7.2           For the purposes hereof, the term “Confidential Material” shall mean all information acquired by the Executive in the course of the Executive’s employment with the Company in any way concerning the products, projects, activities, business or affairs of the Company, its affiliates or Wendy’s or the customers of the Company, its affiliates or Wendy’s, including, without limitation, all information concerning trade secrets and the preparation of raw material utilized in the production of, the products or projects of the Company, its affiliates or Wendy’s and/or any improvements therein, all sales and financial information concerning the Company, its affiliates or Wendy’s, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company, its affiliates or Wendy’s which is furnished to the Executive by the Company, its affiliates or Wendy’s or any of their respective employees (current or former), agents or customers, as such; provided, however, that the term “Confidential Material” shall not include information which: (a) becomes generally available to the public other than as a result of a disclosure by the Executive; (b) was available to the Executive on a non-confidential basis prior to his employment with the Company or; (c) becomes available to the Executive on a non-confidential basis from a source other than the Company, its affiliates or Wendy’s or any of their respective agents, franchisees, creditors, suppliers, lessors, lessees or customers, provided that such source is not bound by a confidentiality agreement with the Company, its affiliates or Wendy’s or any of such agents or customers.  The Company acknowledges that this Section 7.2 is not intended to apply to the skill, expertise, know-how and experience of the Executive gained in the performance of his employment or with respect to any skill, expertise, know-how and experience the Executive obtained prior to or outside his employment or directorship duties with the Company.

8.             Inventions.  Any and all inventions, innovations or improvements (“Inventions”) made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment with the Company which may be directly or indirectly useful in, or relate to, the business of the Company, shall be promptly and fully disclosed by the Executive to the Board of Directors of the Company and shall be the Company’s exclusive property as against the Executive, and the Executive shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any Inventions made, developed or created by him as aforesaid.  The Executive shall promptly, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to assign direct issuance of patents or copyrights to the Company with respect to such Inventions as are to be the Company’s exclusive property as against the Executive or to vest in the Company title to such Inventions as against the Executive.  The expense of securing any such patent or copyright shall be borne by the Company.

9.             Non-Competition.  The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character.  In consideration of his employment hereunder, the Executive agrees, for the benefit of the Company, that he will not, during the period of his employment with the Company and thereafter for the Applicable Period (as hereinafter defined) commencing on the date of termination of his employment with the Company: (a) engage, directly or indirectly, whether as principal, agent, distributor, franchisee, representative, consultant, contractor, employee, director, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) 5% of the stock or equity of any corporation the capital stock of which is publicly traded, or (ii) 20% of the ownership interest of any limited partnership or other entity) or otherwise, or advise, render or provide services to or lend to a guarantee the debts or obligations of any person or business which carries on a business in any state of the United States which is in competition with the quick service restaurant business or any material part thereof then conducted by the Company, or its affiliates; (b) solicit or entice or endeavor to solicit or entice away from the Company any person who is (at the applicable time) an officer, employee or consultant of the Company, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company, and the Executive agrees not to employ, directly or indirectly, any person who was an officer or employee of the Company or who by reason of such position at any time is or may be likely to be in possession of any Confidential Material; or (c) solicit or entice or endeavor to solicit or entice away from the Company any customer or prospective customer of the Company, either for his own account or for any individual, firm or corporation.  As used herein, the term “Applicable Period” shall mean: (a) in the case of termination of employment pursuant to Sections 6.4 or 6.5 of the Agreement, one year or the remainder of the Term, whichever occurs later; and (b) in the case of any other termination of employment with the Company hereunder or otherwise, one year.

If any of the provisions of this Section 9 of any part thereof are hereafter adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then such court is hereby requested to amend such provision by deleting or amending the portion thus adjudicated to be invalid or unenforceable.  Any such deletion or amendment shall be deemed by the parties to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, so as to render such provision enforceable as so amended in such jurisdiction.  Such deletion or amendment shall not apply with respect to the operation of this Agreement in any other jurisdiction or geographic area and shall not affect the remainder of the provision, which shall be given full effect, without regard to the invalid portions.

10.           Equitable Relief, Etc.

10.1         In the event of a breach or threatened breach by the Executive of any of the provisions of Sections 7, 8 or 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Executive under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have with respect to any such breach or threatened breach.

10.2         The Company and the Executive understand and agree that in any lawsuit or other proceeding between any of them with respect to Sections 7, 8 or 9 hereof, the prevailing party in such lawsuit or proceeding shall be entitled to recover from the other party in such lawsuit or proceeding, and such other party hereby agrees to pay such prevailing party, for all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in the defense, prosecution or investigation of the matters which are the subject of such lawsuit or proceeding.

11.           Successors and Assigns.

11.1         Assignment by the Company.  The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  As used in this Section, the “Company” shall mean the Company as previously defined herein and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

11.2         Assignment by the Executive.  The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the Company (other than the Executive if he is a member of such Board at the time); provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.  The term “beneficiaries”, as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive’s estate.

12.           Governing Law.  This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.  The sole forum for any dispute arising from this Agreement or the Executive’s employment with the Corporation shall be the Chancery Court of the State of Delaware.  Each party hereby waives any right to a trial by jury in any dispute between them.

13.           Entire Agreement.  This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof.  This Agreement supersedes all understandings and agreements, (including the Executive Severance Agreement) whether oral or in writing, if any, previously entered into by the Company with the Executive in any way relating to the employment of the Executive by the Company, all of which agreements and understandings are hereby terminated and all rights and entitlements thereunder are hereby waived and released.

14.           Amendment, Modification, Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by representatives of the Company (other than the Executive) who have been duly authorized by the Board of Directors of the Company to do so (other than the Executive if he is a member of such Board of Directors of the Company at the time).  Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.           Notices.  Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

If to the Company:

c/o DavCo Restaurants Inc.

1657 Crofton Boulevard

Crofton, MD 21114

Facsimile: 410-793-0754

ATTENTION:  David J. Norman, CFO and General Counsel

If to the Executive:

■

16.           Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

17.           Authority.  The Company represents and warrants to the Executive that the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and agreements hereunder have been duly authorized by all necessary corporate action and that this Agreement has been duly executed and delivered on behalf of the Company.

18.           No Conflict.  The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of his covenants, agreements, duties and responsibilities hereunder do not and will not conflict with or result in the breach of any agreement (written or oral) or understanding (including without limitation, any employment, consulting, confidentiality, noncompetition or similar agreement) with any other person or entity.

19.           Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including the Executive’s estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine, after consultation with its tax attorneys or tax accountants, it is required to withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

20.           Survivorship.  The respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Term or of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21.           Titles.  Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

22.           Counterparts.  This Agreement may be executed by facsimile and in two or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one document.

*          *          *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DAVCO RESTAURANTS INC.

By:
Name:
Title:

EXECUTIVE

By:
Name: